UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 3, 2014

STRYKER CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-9165 (Commission File Number)	38-1239739 (IRS Employer Identification No.)

2825 Airview Boulevard, Kalamazoo, Michigan (Address of principal executive offices)		49002 (Zip Code)

Registrant's telephone number, including area code: 269.385.2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Stryker Corporation’s subsidiary, Howmedica Osteonics Corp., and Court-appointed committees of attorneys representing Rejuvenate Modular-Neck and ABG II Modular-Neck plaintiffs in New Jersey Multicounty and Federal Multidistrict litigations today entered into a Settlement Agreement (the “Settlement Agreement”) to compensate eligible U.S. patients who had surgery to replace their Rejuvenate Modular-Neck hip stem and/or ABG II Modular-Neck hip stem, known as a revision surgery, prior to November 3, 2014.
Based on the information that has been received to date, Stryker Corporation has recorded charges to earnings totaling $1.425 billion representing the actuarially determined low end of the range of probable loss to resolve these matters and no additional charge to earnings is being recorded in connection with entering into the Settlement Agreement. The ultimate cost to entirely resolve these matters will depend on many factors that are difficult to predict and may be materially different than the amounts accrued to date. Further charges to earnings may need to be recorded in the future as additional information related to patient enrollment in the Settlement Program becomes available. It is expected that a majority of the payments under the Settlement Agreement will be made by the end of 2015.
The Settlement Agreement will help bring to a close significant Rejuvenate Modular-Neck and ABGII Modular-Neck litigation activity in the U.S. Some lawsuits, however, will remain and Howmedica Osteonics Corp. will continue to defend against remaining claims.

ITEM 8.01	OTHER EVENTS
On November 3, 2014, Stryker Corporation issued a press release announcing that it had entered into the Settlement Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

99.1 Press release dated November 3, 2014 of Stryker Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRYKER CORPORATION
(Registrant)

November 3, 2014	/s/ WILLIAM R. JELLISON
William R. Jellison
Vice President, Chief Financial Officer